Exhibit 10.5

EAGLE PHARMACEUTICALS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of Eagle Pharmaceuticals, Inc. (“Eagle”) or any of its subsidiaries (each such member, an “Eligible Director”) will receive the compensation described in this Non-Employee Director Compensation Policy for his or her Board service on and following the date of the underwriting agreement between Eagle and the underwriters managing the initial public offering of the common stock of Eagle (the “Common Stock”), pursuant to which the Common Stock is priced in such initial public offering (the “Effective Date”).  This policy is effective as of the Effective Date and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

The annual cash compensation amount set forth below is payable in equal quarterly installments, payable in arrears on the last day of each fiscal quarter in which the service occurred. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service, and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

Annual Board Chair Service Retainer:	$40,000

Annual Board Service Retainer:	$25,000

Annual Audit Committee Chair Service Retainer:	$20,000

Annual Audit Committee Service Retainer:	$12,500

Annual Compensation Committee Chair Service Retainer:	$7,500

Annual Compensation Committee Service Retainer:	$4,000

Annual Nominating and Governance Committee Service Chair Retainer:	$7,500

Annual Nominating and Governance Committee Service Retainer:	$4,000

Annual Executive Committee Service Retainer:	$7,500

Equity Compensation

The equity compensation set forth below will be granted under the Eagle Pharmaceuticals, Inc. 2014 Equity Incentive Plan (the “Plan”), subject to the Eagle stockholders’ approval of the Plan. All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying Common Stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan, provided that upon a termination of service other than for death, disability or cause, the post-termination exercise period will be 6 months from the date of termination).

1.                                      Initial Grant: On the date of the Eligible Director’s initial election to the Board following the Effective Date (or if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option for 60,000 shares.  One-third of the shares subject to each stock option will vest annually over a three year period such that the option is fully vested on the third anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through each such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

2.                                      Annual Grant: On the date of each Eagle’s annual stockholder meeting held after the Effective Date, each Eligible Director who has served as a non-employee member of the Board for at least six months and who continues to serve as a non-employee member of the Board will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option for 30,000 shares. The shares subject to the stock option will vest on the one year anniversary of the date of grant, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date and will vest in full upon a Change in Control (as defined in the Plan).  The number of shares subject to an annual grant to an Eligible Director elected for the first time to the Board prior to the annual meeting at which his or her first annual grant is to be granted but after the previous year’s annual meeting will be pro-rated to reflect the days that the Eligible Director had served on the Board prior to the date of the first annual meeting occurring following his or her initial election.